UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 ___________________________________________________
FORM S-8
REGISTRATION STATEMENT
under
the SECURITIES ACT OF 1933
 ____________________________________________________
QIAGEN N.V.
(Exact Name of Registrant as Specified in Its Charter)
 _____________________________________________________

THE NETHERLANDS	NOT APPLICABLE
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
Spoorstraat 50
5911 KJ Venlo
The Netherlands
+31-77-320-8400
(Address, Including Zip Code, of Principal Executive Offices)
 ________________________________________________________
QIAGEN N.V. 2014 STOCK PLAN
(Full Titles of the Plan)
_________________________________________________________
Roland Sackers
Chief Financial Officer and Managing Director
QIAGEN Sciences
19300 Germantown Rd.
Germantown, MD 20874

_________________________________________________________

(240) 686-7700
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares, par value EUR 0.01 per share	9,090,000 shares	$25.20	$229,068,000	$26,618

(1)
The number of common shares, par value EUR 0.01 per share (“Common Shares”), stated above consists of the aggregate number of shares which may be sold upon the exercise of options or issuance of stock awards which may hereafter be granted under the QIAGEN N.V. 2014 Stock Plan (the “Stock Plan”) and which have not been previously registered. The maximum number of shares which may be sold upon the exercise of such options or issuance of stock awards granted under the Stock Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Stock Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)
This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act, calculated on the basis of the average of the high and low sale prices per Common Share on The NASDAQ Global Select Market as of a date (March 27, 2015) within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE
In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Shares pursuant to the Stock Plan.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
The following documents filed by the Registrant with the Commission are incorporated herein by reference:
(a) Our Annual Report on Form 20-F for the fiscal year ended December 31, 2014 filed on February 27, 2015.
(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2014.
(c) The description of the Common Shares contained in the Registrant’s Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Certain legal matters in connection with the issuance of the Common Shares registered under this Registration Statement will be passed upon for the Registrant by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, our U.S. counsel. Attorneys at Mintz Levin own an aggregate of approximately 8,000 Common Shares. The validity of the issuance of the Common Shares registered under this Registration Statement has been passed upon for us by De Brauw Blackstone Westbroek N.V., Amsterdam, The Netherlands.
Item 6. Indemnification of Directors and Officers.
Article 27 of QIAGEN’s articles of association provides that it shall indemnify every person who is or was a Managing Director, Supervisory Director, officer or proxy against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any threatened, pending or completed action, suit or proceeding actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably could believe to be in or not opposed to QIAGEN’s best interests. An exception is made in respect of any claim, issue or matter instituted by or on behalf of QIAGEN as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty to QIAGEN.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

(4.1)
Articles of Association as confirmed by notorial deed as of June 30, 2011 (English translation) (incorporated by reference to Exhibit 4.1 to the Registration Statement of QIAGEN N.V. on Form S-8 filed with the Securities and Exchange Commission on November 17, 2011).

(4.2)	Form of Certificate representing Common Shares (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1, No. 333-4922, effective June 27, 1996).

(5)	Opinion of De Brauw Blackstone Westbroek N.V. regarding the legality of the Common Shares being registered.

(23.1)	Consent of De Brauw Blackstone Westbroek N.V. (included in opinion of counsel filed as Exhibit 5).

(23.2)	Consent of Ernst & Young Wirtschaftsprüfungsgesellschaft.

(24)	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

(99.1)	QIAGEN N.V. 2014 Stock Plan.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Venlo, The Netherlands on April 2, 2015.

QIAGEN N.V.

By	/s/ Peer M. Schatz
Peer M. Schatz
Managing Director and Chief Executive Officer

QIAGEN N.V.

By	/s/ Roland Sackers
Roland Sackers (principal financial and accounting officer)
Managing Director and Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Mr. Peer M. Schatz and Mr. Roland Sackers, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of QIAGEN N.V., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Peer M. Schatz	Managing Director, Chief Executive Officer (principal executive officer)	April 2, 2015
Peer M. Schatz

/s/ Roland Sackers	Managing Director, Chief Financial Officer (principal financial officer)	April 2, 2015
Roland Sackers

/s/ Werner Brandt	Chairman of the Board, Supervisory Director	April 2, 2015
Dr. Werner Brandt

/s/ Stephane Bancel	Supervisory Director	April 2, 2015
Stephane Bancel

/s/ Metin Colpan	Supervisory Director	April 2, 2015
Dr. Metin Colpan

/s/ Manfred Karobath	Deputy Chairman of the Board, Supervisory Director	April 2, 2015
Prof. Dr. Manfred Karobath

/s/ Lawrence A. Rosen	Supervisory Director	April 2, 2015
Lawrence A. Rosen

/s/ Elizabeth Tallett	Supervisory Director	April 2, 2015
Elizabeth Tallett

/s/ Elaine Mardis	Supervisory Director	April 2, 2015
Prof. Dr. Elaine Mardis

/s/ James E. Bradner	Supervisory Director	April 2, 2015
Prof. James E. Bradner

QIAGEN N.V.
INDEX TO EXHIBITS FILED WITH
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description

(1.1)
Articles of Association as confirmed by notorial deed as of June 30, 2011 (English translation) (incorporated by reference to Exhibit 4.1 to the Registration Statement of QIAGEN N.V. on Form S-8 filed with the Securities and Exchange Commission on November 17, 2011).

(4.1)	Form of Certificate representing Common Shares (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1, No. 333-4922, effective June 27, 1996).

(5)	Opinion of De Brauw Blackstone Westbroek N.V. regarding the legality of the Common Shares being registered.

(23.1)	Consent of De Brauw Blackstone Westbroek N.V. (included in opinion of counsel filed as Exhibit 5).

(23.2)	Consent of Ernst & Young Wirtschaftsprüfungsgesellschaft.

(24)	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

(99.1)	QIAGEN N.V. 2014 Stock Plan